Exhibit 10.3

6K6922552

07/2005

AGREEMENT BETWEEN

IBERDROLA AND GAS NATURAL

September 5, 2005 *

*	Translator’s Note: Each odd-numbered page of this document contains a tax stamp in the amount of €0.15 and an illegible circular stamp at the top of the page. Every page of this document also contains the logos of Iberdrola and Gas Natural, an illegible circular stamp and a scrawl in the left margin, and a scrawl at the bottom of the page.

In Madrid and Barcelona, on September 5, 2005

ASSEMBLED:

IBERDROLA, S.A., domiciled in Bilbao, Cardenal Gardoqui 8 (hereinafter, “IBERDROLA”), herein represented by Mr. José Ignacio Sánchez-Galán in his capacity as Vice Chairman & Chief Executive Officer, party of the first part and GAS NATURAL SDG, S.A., domiciled in Barcelona, portal del Angel, 20-22 (hereinafter, “GAS NATURAL”), herein represented by Mr. Rafael Villaseca Marco in his capacity as Chief Executive Officer, party of the second part.

Both such parties are hereinafter referred to individually as a “Party” and jointly as the “Parties.”

THEY STATE:

I. GAS NATURAL intends to take control of ENDESA, S.A. (hereinafter, “ENDESA”) by means of a public tender offer for its shares (hereinafter, the “Transaction”). For purposes of this Agreement, the term control shall be construed in accordance with the provisions of Article 4 of the Securities Market Law [Ley de Mercado de Valores] and of Article 42 of the Commercial Code (hereinafter, “Control”).

II. GAS NATURAL seeks to create a group of companies that efficiently competes in all energy markets for the benefit of consumers and to respond in this way to similar processes of convergence that are taking place throughout the world.

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III. GAS NATURAL has carried out a detailed analysis of the effects on competition stemming from the acquisition of control of ENDESA, and has concluded that the Transaction needs to be approved by the defense of competition authorities, as also indicated by numerous precedents. The approval of certain commitments of various kinds that GAS NATURAL is willing to assume may be required, if applicable.

IV. In order for the competitive benefits sought by the Transaction to be immediately achieved, it is necessary to implement some of such commitments expeditiously and transparently, and therefore, it is desirable to ensure the prior agreement with a third party, without prejudice to the powers vested in the Government pursuant to Article 17 of Law 16/89 on the Defense of Competition. In view of the nature of some of the assets to which such commitments refer, it is advisable to choose IBERDROLA as the most suitable purchaser, since it possesses a recognized economic and technical capacity and is the company that will put the transferred assets to the most competitive use.

V. For its part, IBERDROLA is in agreement with GAS NATURAL on the analysis of the effects of the Transaction on the relevant markets, and agrees that the implementation of the commitments described in Exhibit II, consisting of the transfer by GAS NATURAL to IBERDROLA of certain assets and interests following the acquisition of control of ENDESA, guarantees actual and effective competition in the affected markets. Consequently, IBERDROLA agrees to assist in the proceeding before the competent authorities in order to execute the aforementioned commitments rapidly and effectively; it believes that it satisfies the above-mentioned standards in order to participate in the execution thereof and, for such purposes, it expresses its interest in participating and [in] acquiring the aforementioned assets and interests in the proceeding for compliance with such commitments, all subject to the powers vested in the Government pursuant to Article 17 of Law 16/89 on the Defense of Competition.

VI. In designing the assets or interests to be transferred, the Parties have especially taken into account the regulatory aspects relating thereto and, in particular, they have done so in contemplation of the need to ensure the maintenance of the investment contemplated in each area [and] the improvement of service quality, by ensuring, at the same time, the financial stability of both companies.

VII. In particular, and in view of the foregoing, both Parties agree that, as a part of the commitments submitted to the defense of competition authorities and to the authorities with jurisdiction over regulatory matters or the securities market (hereinafter, all such authorities shall be referred to as “Competent Authorities”), GAS NATURAL shall transfer and IBERDROLA shall acquire the assets specified in Exhibit II, subject to what such authorities resolve and to the provisions set forth in this Agreement.

VIII. Notwithstanding the foregoing, by reason of the corporate structure of the group once the acquisition of control of ENDESA has been completed, and also due to the direct and future benefits that the foregoing may entail for an increase in competition and efficiency in the national energy industry, GAS NATURAL wishes to sell, and IBERDROLA wishes to purchase, certain categories of assets that are not related to the proceeding for approval of the Transaction before the Spanish Authorities, and which are described in Exhibit I.

IX. Finally, based on all of the foregoing, the Parties believe that the Transaction and the commitments arising from this Agreement are consistent with the increase of effective competition in Spain, the guarantee of the investment plans contemplated in the energy planning [scheme], and the international development of both [companies] in furtherance of the interests of the national energy industry.

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07/2005

In consideration of the foregoing, the Parties, mutually acknowledging their capacity, AGREE ON THE FOLLOWING CLAUSES:

ONE

Commitment to Purchase and Sell Assets or Interests [Listed in]

Exhibit I

A.	GAS NATURAL undertakes to sell and transfer, and IBERDROLA undertakes to purchase and acquire, the assets and interests specified in Exhibit I.

B.	This commitment for the purchase and sale of the assets and interests listed in Exhibit I is subject to the following conditions:

a.	That GAS NATURAL, by means of the acquisition of a majority interest in ENDESA, and through the corporate decision-making bodies of the latter, may dispose of such assets or interests.

b.	That all authorizations required in the proceedings applicable to the transfer of control over such assets and interests listed in Exhibit I are obtained.

TWO

Commitment to Purchase and Sell Assets or Interests [Listed in]

Exhibit II

A.	Although GAS NATURAL believes that the Transaction does not substantially affect competition in the relevant markets, GAS NATURAL shall propose to the Competent Authorities a set of remedies and commitments, some of which are contained in this Agreement.

B.	IBERDROLA considers the set of remedies and commitments already contemplated in this Agreement to be suitable and sufficient for competition and is interested in participating in the proceeding for the acquisition of such assets or interests.

C.	The purpose of this clause is:

a.	To establish the contribution of both Parties in order to execute the Commitments set forth in Exhibit II before the Competent Authorities within the context of the proceeding for authorization of GAS NATURAL’s Transaction for the acquisition of control of ENDESA.

b.	To state the acknowledgment by GAS NATURAL that IBERDROLA has the solvency and financial ability and the experience in technical and economic management needed to participate in any proceeding for compliance with the aforementioned Commitments listed in Exhibit II and that, therefore, IBERDROLA may be a satisfactory assignee of the assets and interests affected by the Commitments listed in Exhibit II, and the acknowledgment by IBERDROLA that it is in a position to comply with the Commitments therein set forth.

c.	To state the Parties’ commitment to carry out the purchase and sale of the assets and interests set forth in Exhibit II under such conditions as are therein set forth and once the Transaction has been performed, so long as this is compatible with the decision to be adopted by the Competent Authorities.

D.	IBERDROLA:

a.	Shall use its best efforts in order that, in the event it decides to participate in the defense of competition proceeding and in the regulatory proceeding for examination of the Transaction, the latter is approved by the Competent Authorities.

b.	Expressly authorizes GAS NATURAL to give notice of this commitment by IBERDROLA to the Competent Authorities and to consider such commitment as a guarantee of acquisition under the terms of this Agreement for proper compliance with the aforementioned Commitments listed in Exhibit II.

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E.	For its part, GAS NATURAL:

a.	Shall submit Exhibit II in such detail as it deems fit as a document attached to the notice to the Competition Service [Servicio de Defensa de la Competencia] in order to facilitate the approval of the Transaction by the Competent Authorities and, at the same time, simplify the examination of the effects of the transaction on the market in a manner similar to that provided for in Article 15 ter of Law 16/89 on the Defense of Competition, without such submission entailing an acknowledgment by GAS NATURAL that the Transaction has a significant effect on competition in the affected markets.

b.	Shall use its best efforts in order that the Competent Authorities accept the above-mentioned commitments in the event that such authorities consider them necessary for approval of the Transaction pursuant to Article 17 of Law 16/89 on the Defense of Competition.

GAS NATURAL undertakes to sell and transfer, and IBERDROLA undertakes to purchase and acquire, the assets and interests specified in Exhibit II.

This commitment for the purchase and sale of the assets and interests listed in Exhibit II is subject to [the following]:

a.	That GAS NATURAL, by means of the acquisition of a majority interest in ENDESA, and through the corporate decision-making bodies of the latter, may dispose of such assets or interests.

b.	That [the foregoing] is compatible with the decision to be adopted by the Competent Authorities.

THREE

Rules [Applicable to] the Transfers

A.	The transfer transactions are subject to GAS NATURAL having taken Control of ENDESA by means of the acquisition of a majority interest and [to the fact that,] through the corporate bodies of the latter, it may dispose of the assets or interests.

B.	This Agreement does not grant either of the Parties the right to participate in or influence the management of the assets or interests owned by the other, including the assets and interests covered by this Agreement.

C.	This Agreement constitutes the entire agreement between the Parties and does not create any relationship of association, cooperation or joint venture between them, such that the relationship between the Parties is exclusively confined to the contents of this Agreement and pursues the sole aim of carrying out the transfers of assets herein contemplated.

D.	GAS NATURAL shall not be subject to any limitations whatsoever regarding the management of the assets or interests specified in Exhibits I and II while it is the direct or indirect owner thereof, except for such [limitations] as may result from the decision adopted by the Competent Authorities and the protection of the value of the assets and interests to be transferred to IBERDROLA by means of the management thereof in the ordinary course of business.

E.	The acquisition of the assets or interests by either of the Parties shall be conditional upon obtaining the authorizations of any kind provided for in applicable law and the consent, if applicable, of other third parties. GAS NATURAL shall use its best efforts to seek and obtain such authorizations and consents.

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07/2005

F.	In consideration of the ultimate purpose of promoting actual and effective competition in the market, IBERDROLA undertakes not to transfer, outside of its group of companies, the acquired assets and interests for a term of 4 years from the date of acquisition. In the event that IBERDROLA seeks to transfer control, even joint control, of such assets or interests to a third party within the aforementioned term, GAS NATURAL, at its discretion, shall have the right of first refusal in respect of such third party to acquire [such assets or interests] on the same terms as offered by the third party on a firm basis to IBERDROLA.

G.	IBERDROLA, in a manner similar to that in which GAS NATURAL will acquire them, waives prior examination of ENDESA’s assets or interests, and therefore shall be precluded from holding the transferor liable and shall rely exclusively on the publicly available information about ENDESA and [the information] that IBERDROLA possesses as a result of its own activity and knowledge of the industry.

H.	The price of the various assets or interests shall be determined once GAS NATURAL has taken Control of ENDESA. Each Party shall designate an investment bank for such purpose within 10 days of such taking of Control. Within a period not to exceed 3 weeks, the two designated banks shall separately determine the fair market value of the assets or interests on the date that GAS NATURAL takes control of ENDESA. In order to calculate such value, the investment banks shall apply the cash-flow and price discount methods [used] in previous transactions for the acquisition of control. In addition, they shall take into consideration the price paid by GAS NATURAL to ENDESA’s shareholders and all costs arising from the divestiture of ENDESA’s assets or interests.

In the event that the prices so determined differ by up to 10% from the lowest price, the arithmetic mean between both of them shall be considered the final price. In the event that they differ by more than 10%, a third investment bank shall be chosen by lot from among the following: JP Morgan, Lehman Brothers and Lazard. The Parties undertake not to designate any of them as the bank designated for the initial valuation. The draw shall be organized by the two investment banks originally designated. The third investment bank shall objectively and independently determine a third price within a period not greater than 3 weeks. The final price shall be the arithmetic mean between the third price and the price closest to it of the two prices initially determined.

For purposes of performing the valuation, GAS NATURAL shall provide the designated banks with a valuation file that will include, at a minimum, detailed financial information, both historical and on future financial projections. It shall also provide sufficient access to the required [sic] management team.

The Parties agree that the price so determined shall be final and incontestable.

I.	Once the final price has been determined, within a period not to exceed 4 weeks, the Parties shall execute the corresponding contracts for the purchase and sale of the assets and interests listed in Exhibits I and II. Such contracts shall provide that the simultaneous payment of the price and transfer of ownership of the assets and interests must take place as soon as possible, once the administrative authorizations or those of any other nature that may be required have been obtained, pending which the transfer shall be suspended.

J.	The Parties undertake to jointly analyze the specific manner in which the transfers of assets and interests contemplated in this Agreement will be performed, in order for such transfers to take place in the most effective manner and for the transaction costs to be kept as low as possible.

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K.	Nothing in this Agreement restricts GAS NATURAL’s freedom to accept or reject the conditions that may be imposed by the Competent Authorities in connection with the Transaction.

L.	Nothing in this Agreement restricts IBERDROLA’s freedom to accept or reject the conditions that may ultimately be imposed by the Competent Authorities in connection with its acquisitions of assets or interests contemplated in this Agreement.

M.	The total or partial impossibility of transferring any asset or interest listed in this Agreement shall not bar the enforceability of the transfer of the others, in respect of which the purchase and sale commitment shall be maintained.

N.	Upon the passage of 24 months from the signing of this Agreement without GAS NATURAL having taken Control of ENDESA, either of the Parties may terminate this Agreement ad nutum [at will and without stating a reason therefor].

FOUR

Rules of Interpretation

This Agreement must be interpreted and subsequently carried out and performed in accordance with the rules of good faith between the parties, equity between the mutual interests involved, and the utmost balance between the undertakings.

Each Party has assumed its obligations under this Agreement in consideration of the obligations assumed by the other, and both Parties undertake to jointly fulfill all obligations falling upon them in good faith and with due contractual loyalty.

Both Parties agree that any differences that may arise in connection with the interpretation or performance of this Agreement shall be resolved amicably and through the use of procedures that are commensurate with the significance of this Agreement.

FIVE

Scope of the Commitments

The commitments contained in this Agreement are binding upon and shall be jointly and severally enforceable by and against all of the companies included in the respective groups of companies – within the meaning of Article 4 of the Securities Market Law – led by the Parties.

The terms included in the Exhibits are part of this Agreement.

SIX

Validity and Effectiveness of the Agreement

The total or partial ineffectiveness or invalidity of any of the clauses of this Agreement shall not affect the other clauses, which shall remain in effect.

The Parties undertake to take any action necessary to ensure the effectiveness of the commitments contained in this Agreement by acting in good faith, and in particular, the Parties undertake, as a substantive condition, to actively contribute to compliance with the provisions set forth in clauses One and Two.

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SEVEN

Contractual Domiciles

All formal communications between the Parties in connection with this Agreement shall be made in writing, and they shall be deemed to have been duly made if sent, return receipt requested, to the following addresses:

If to GAS NATURAL:

Secretario del Consejo de Administración [Secretary of the Board of Directors]

Portal del Ángel 20-22

08002 Barcelona

If to IBERDROLA:

Secretario General [General Secretary]

C/ Cardenal Gardoqui, 8,

48008 Bilbao

Advance notice of any change to the [above] information must be provided in writing to the other Party and [such change] shall become effective upon the passage of five business days from [the giving of] notice thereof.

EIGHT

Disclosure of this Agreement

In view of the nature of this Agreement, GAS NATURAL is obligated, and IBERDROLA so acknowledges, that this Agreement be the subject of a communication to the Competent Authorities.

In addition, attached hereto as Exhibit III is the joint press release disclosing the main terms of this Agreement.

Any other public communication regarding this Agreement that one of the Parties wishes to make must be previously authorized by the other, except for those deriving from the communications mentioned in the first paragraph.

NINE

Commitments by the Parties Relating to Assets in Regulated Industries in Spain

GAS NATURAL shall transfer the assets with all such means as are required to ensure appropriate continuity in the management and provision of the services.

For its part, IBERDROLA assumes the commitment toward the Authorities to maintain the investment contemplated in each of the industries.

TEN

Statements by the Parties relating to ENDESA’s Latin American Assets

GAS NATURAL states that, at the time of execution of this Agreement, it is not possible to establish commitments similar to those adopted in the foregoing clauses in connection with ENDESA’s assets in Latin America.

In point of fact, the consideration of the interests of minority shareholders, of the industrial project, and of the public and general interests related to such assets, makes it advisable to gain a deeper knowledge thereof before making any decision in this respect.

IBERDROLA states its interest in acquiring assets in those countries in which it has an operating presence.

In witness whereof, [the Parties] sign this Agreement in duplicate at the place and on the date first above written.

[Illegible signature]
By IBERDROLA, S.A.	By GAS NATURAL SDG, S.A.

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07/2005

Exhibit I

Assets or Interests Not Affected by the Concentration

Proceedings before the Spanish Authorities

a. 65% Interest in Societé Nationale d’Electricité et de Thermique

GAS NATURAL shall structure the transfer by means of a direct sale of the assets or by means of the sale of an existing or newly-created company to which such assets shall be previously contributed, or by any other means that is equally appropriate.

IBERDROLA undertakes to promote and participate as actively as possible in any project or action deemed necessary by the French authorities for increased interconnection of the Spanish electric power generation and supply market with the French market.

b. Group of Generation Assets in Italy

GAS NATURAL shall structure the transfer by means of a direct sale of the assets or by means of the sale of an existing or newly-created company to which such assets shall be previously contributed, or by any other means that is equally appropriate.

The assets shall come from the Italian subsidiary of ENDESA FILIAL, and the transaction may require the prior consent of the co-shareholder of such subsidiary.

The purchase and sale of this set of assets is subject to an agreement being reached with such co-shareholder. GAS NATURAL undertakes to use its best efforts to reach such agreement and undertakes to act transparently toward IBERDROLA. For its part, IBERDROLA undertakes to cooperate in seeking such agreement, which, in any event, must be a balanced one for the three parties involved.

It comprises the generation assets located at the following sites:

•	Fiume Santo

•	Travazzano (it shall be divided into two sets, and the 800 MW CCGT and a 320 MW Fuel Oil group shall correspond to IBERDROLA)

•	Cotronei

•	Catanzaro

Also included in this set are the rights arising from the agreement with GAMESA for the development of wind power in Italy.

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07/2005

Exhibit II

Assets or Interests Subject to the Remediation Plan Before

the Spanish Authorities

a. Balearic Insular System

The assets comprise all those pertaining to electricity generation and distribution activities.

GAS NATURAL shall structure the transfer by means of the sale of one or more existing or newly-created companies to which all assets shall be previously contributed, or by any other means that is equally appropriate.

b. Assignment to IBERDROLA of Gas Distribution Assets for a Volume Equal to 1,250,000 Supply Points

The purpose of this assignment is to ensure the generation of greater efficiencies by achieving synergies that may flow back to the consumers, and to ensure an enhanced competition capacity for IBERDROLA and for the third parties that use the supply grids of both [companies].

In its remediation plan, GAS NATURAL shall offer the divestiture of distribution assets [with] a volume equal to 1,250,000 supply points. GAS NATURAL believes IBERDROLA to be a suitable acquirer of the whole of such volume.

IBERDROLA’s desire for territorial overlap of the gas and electricity supply grids, in accordance with community provisions and regulatory recommendations, is acknowledged. Therefore, the assignment hereby made in favor of IBERDROLA would correspond to the Autonomous Communities of the Balearic Islands, Valencia, Murcia and Madrid, in the territory in which IBERDROLA has electricity supply grids.

Both Parties acknowledge that the allocation of these assets may be subject to conditions relating to the effective access by third parties to the grids of both [companies].

Both parties believe that the assignment, subject to the Competent Authorities so confirming it, allows for the promotion and maintenance of actual and effective competition in the retail gas and electricity markets.

GAS NATURAL shall structure the transfer by means of the sale of up to four territorial companies, now existing or to be created, to which all of the distribution assets of each area shall be previously contributed, [and] to which there shall be contributed the technical and human means required to allow for the development, operation and maintenance of the grid, as well as supply at the required quality and safety levels.

c. Generation Assets

They comprise the following assets:

The 4 existing coal units and the As Pontes mining facility annexes.

The 3 existing coal units and the Teruel mining facility annexes.

The existing Foix Fuel-gas unit and the project now underway for a gas-fuelled combined cycle plant.

IBERDROLA acknowledges that the transfer of these assets must be approved by the Competent Authorities in view of the competition conditions prevailing in the Spanish electricity generation and supply market. The selling commitment by GAS NATURAL shall include presenting IBERDROLA as the satisfactory purchaser thereof before the Competent Authorities, in view of its economic and financial solvency and its technical experience.

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07/2005

Exhibit III

Press Release relating to the Agreement between GAS NATURAL and

IBERDROLA

GN LOGO	IB LOGO

GAS NATURAL AGREES WITH IBERDROLA UPON THE FUTURE

SALE OF ASSETS FOLLOWING THE ACQUISITION OF ENDESA

•	This agreement is subject to the success of the Public Tender Offer for Endesa, submitted today by Gas Natural SDG.

The companies Gas Natural SDG and Iberdrola signed an agreement today for the purchase and sale of certain assets of the company resulting from the acquisition of Endesa by the gas company.

The commitment to sell comprises electricity generation and distribution assets in Spain, electricity generation [assets] in Europe (SNET in France and various plants in Italy) and certain gas supply areas that include 1.25 million customers in geographical areas of Spain where Iberdrola carries out its business.

This transaction shall be carried out at market prices to be determined by investment banks of recognized repute. Its size may be provisionally estimated within the region of 7,000 to 9,000 million euros.

This agreement falls within the plan for divestiture of electricity and gas assets that Gas Natural SDG intends to submit to the Spanish authorities with respect to the Public Tender Offer for Endesa’s shares.

The agreement allows Iberdrola and Gas Natural SDG to achieve a more balanced structure in the gas and electricity industries. Furthermore, both companies believe that the transaction will speed up the process of reorganization and liberalization of the Spanish energy industry and will increase effective competition, with the resulting benefit to consumers. In addition, it will enhance the competitiveness of both companies in international markets, which are already tending toward the convergence and globalization of the gas and electricity markets, as evidenced by some transactions now underway in Europe.

Barcelona, September 5, 2005.

IT IS A SECOND /